Exhibit 10.1

SECURED PROMISSORY NOTE

Principal Amount: $6,500,000.00	June 17, 2026

FOR VALUE RECEIVED, NOMAD Transportable Power Systems, Inc., a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Lixte Biotechnology Holdings, Inc., a Delaware corporation (the “Lender”), the principal amount of Six Million Four Hundred Thousand Dollars ($6,500,000.00) (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (this “Note”). This Note is issued in connection with that certain Merger Agreement, dated as of June 11, 2026 (the “Merger Agreement”), by and among the Lender, the Borrower, and NBD Merger Sub, Inc., a Delaware corporation. The proceeds of the Loan shall be disbursed as follows: (i) an amount equal to the outstanding balance necessary to repay in full the obligations of the Borrower under that certain Loan and Security Agreement, dated as of February 12, 2024, between the Borrower and BPCP Investment Holdings, LP, as successor in interest to Bay Point Capital Partners II, LP (the “Bay Point Loan Agreement”), in accordance with that certain payoff letter, dated June 5, 2026, between the Borrower and BPCP Investment Holdings, LP (the “Payoff Letter”), shall be disbursed by the Lender directly to BPCP Investment Holdings, LP on behalf of the Borrower in accordance with the wire instructions set forth in the Payoff Letter, and (ii) the remainder of the proceeds shall be disbursed to the Borrower for working capital and general corporate purposes. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1. Payment Dates.

(a) Maturity Date. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the date that is thirty (30) days after the date hereof (the “Initial Maturity Date”); provided, however, that the Initial Maturity Date shall automatically be extended for successive thirty (30)-day periods (each, an “Extension Period”) without any action by any party so long as the Merger Agreement remains in full force and effect and has not been terminated in accordance with its terms as of the last day of the then-current period. The date on which the Loan becomes due and payable (whether the Initial Maturity Date, as extended by any Extension Period, or any earlier date as provided herein) is referred to as the “Maturity Date”.

(b) Acceleration upon Termination of Merger Agreement. Notwithstanding Section 1(a):

(i) If the Merger Agreement is terminated due to a breach by the Lender (or PubCo, as defined in the Merger Agreement), the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, shall be due and payable on the date that is six (6) months following the date of such termination.

(ii) If the Merger Agreement is terminated due to a breach by the Borrower (or the Company, as defined in the Merger Agreement), the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, shall be immediately due and payable within three (3) days following the date of such termination.

(c) Offset at Closing. Upon the Closing (as defined in the Merger Agreement), the outstanding principal amount of this Note (and any accrued and unpaid interest thereon, if applicable) shall automatically be offset against, and shall reduce on a dollar-for-dollar basis, the amounts otherwise deliverable to the Borrower pursuant to Section 6.05 of the Merger Agreement. Upon such offset, this Note shall be deemed paid in full and shall be cancelled and of no further force or effect.

(d) Prepayment. The Borrower may prepay the Loan in whole or in part at any time without penalty or premium.

2. Interest.

(a) Interest Rate. The principal amount outstanding under this Note from time to time shall bear interest at a rate per annum equal to fifteen percent (15%). Notwithstanding the foregoing, no interest shall accrue on the outstanding principal amount of the Loan during the period from the date hereof through and including the earlier of (i) the Closing Date and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (such earlier date, the “Interest Commencement Date”).

(b) Interest Payment Dates. All accrued and unpaid interest shall be payable on the Maturity Date.

(c) Default Interest. If any amount payable hereunder (including inter alia, any unpaid interest) is not paid when due (without regard to any applicable grace period), such overdue amount shall bear interest at eight percent (8%) from the date such amount was due until paid.

(d) Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 365/366 days, as the case may be, pro-rated for the actual number of days elapsed.

(e) Interest Rate Limitation. If at any time the Interest Rate payable on the Loan shall exceed the maximum rate of interest permitted under applicable law, such Interest Rate shall be reduced automatically to the maximum rate permitted.

3. Security Interest. To secure the prompt and complete payment and performance of all obligations of the Borrower under this Note, the Borrower hereby grants to the Lender a continuing first-priority security interest in and lien upon all of the Borrower’s right, title and interest in and to all of the following property, whether now owned or hereafter acquired or arising, wherever located: all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles (including payment intangibles and software), goods (including fixtures), instruments, intellectual property, inventory, investment property, letter of credit rights, money, commercial tort claims, and all proceeds and products of the foregoing (collectively, the “Collateral”). The Borrower hereby authorizes the Lender to file one or more UCC financing statements (and any amendments or continuations thereof) in such form and in such jurisdictions as the Lender deems necessary or advisable to perfect the security interest granted hereby. Upon Payment in Full or offset of this Note at Closing pursuant to Section 1(c), the Lender shall release all security interests and liens granted hereunder and shall file or authorize the filing of UCC termination statements with respect thereto. “Payment in Full” means the indefeasible payment in full in cash of all obligations under this Note.

4. Payment Mechanics.

(a) Manner of Payment. All payments of principal and interest shall be made in US dollars on the date on which such payment is due. Such payments shall be made by cashier’s check, certified check, or wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time.

(b) Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note.

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be calculated to include such extension. “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by law to close.

5. Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Borrower fails to pay any principal amount of the Loan or any interest thereon or any other amount due hereunder when due.

(b) Breach of Merger Agreement. The Borrower is in material breach of any of its covenants, agreements, representations, or warranties under the Merger Agreement.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing.

(iii) The Borrower makes a general assignment for the benefit of its creditors.

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

6. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Section 4(b) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Lender.

7. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by electronic communication (including email, internet or intranet websites, or facsimile properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment)); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party may specify in writing from time to time:

(a) If to the Borrower:

NOMAD Transportable Power Systems, Inc.

Attention: John Travaglini, President

5 Pilgrim Park Rd, Suite 200

Waterbury, VT 05676

E-mail: jtravaglini@nomadpower.com

(b) If to the Lender:

Lixte Biotechnology Holdings, Inc.

Attention: Geordan Pursglove, CEO

433 Plaza Real, Suite 275

Boca Raton, FL 33432

E-mail: gpursglove@lixte.com

8. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of New York.

9. Disputes.

(a) Submission to Jurisdiction. The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in the courts of the State of New York sitting in New York County, and in the United States District Court for the Southern District of New York, and (B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in this Section 9(a) and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(b) Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

10. Successors and Assigns. This Note may be assigned or transferred by the Lender to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

11. Integration. This Note constitutes the entire contract between the Borrower and the Lender with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

12. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Lender. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

13. No Waiver; Cumulative Remedies. No failure by the Lender to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

14. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

15. Right of Set-Off. At the Closing, the Lender is hereby authorized to set off and apply the outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, against the amounts otherwise deliverable to the Borrower pursuant to Section 6.05 of the Merger Agreement, without further action by any party.

16. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) format shall be as effective as delivery of a manually executed counterpart of this Note.

17. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001-7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

NOMAD TRANSPORTABLE POWER SYSTEMS, INC.

By:	/s/John Travaglini
Name:	John Travaglini
Title:	President

[Signature Page to Promissory Note]